EXHIBIT 10.3

STANDARD BIOTOOLS INC.

May 10, 2023

Vikram Jog

10645 Eloise Circle

Los Altos Hills, CA 94024

Dear Vikram:

This letter agreement (this “Agreement”) sets forth the terms and conditions relating to certain benefits that you may become eligible to receive in the event of your termination of employment from Standard BioTools Inc. (the “Company”).

For valuation consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and you hereby agree as follows:

1.      Term. The term of this Agreement will commence as of May 10, 2023 (such date, the “Effective Date”) and will remain in effect until the Termination Date. For purposes of this Agreement, the “Termination Date” will mean the earliest of (i) June 9, 2023 (the “Retention Date”), and (ii) the date that your employment with the Company is terminated. The period of time from the Effective Date through the Termination Date is herein referred to as the “Term.”

2.      Termination of Employment; Resignation from Positions. The parties agree that your employment and any and all titles, positions and appointments that you hold with the Company or any of its subsidiaries and affiliates (the “Company Group”), whether as an officer, director, employee, consultant, trustee, committee member, agent or otherwise, will terminate on the Termination Date, and you will be deemed to have resigned from all such titles, positions and appointments as of the Termination Date. Effective as of the Termination Date, you will have no authority to act on behalf of any member of the Company Group in any manner, or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group. You agree to promptly execute such documents as the Company Group, in its sole discretion, will deem necessary to effect such resignations.

3.      Entitlements. Subject to your agreement and compliance with the terms and conditions set forth in this Agreement (including, without limitation, your employment not being terminated by the Company for Cause or due to your voluntary resignation prior to the Retention Date), and, subject to Section 4 below, the Company will provide you with the following benefits:

a.      Cash Severance Benefits. An aggregate amount equal to 75% of your annual base salary in effect as of the Termination Date, paid in substantially equal installments over a period of nine (9) months following the Termination Date.

b.      Continued Medical Benefits. Payment by the Company of continued health coverage for you and your eligible dependents under COBRA for a period of nine (9) months

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following the Termination Date; provided that you validly elect and are eligible to continue coverage under COBRA.

c.      Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation award (collectively, the “Equity Awards”) will become vested in full. If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then, unless expressly otherwise provided in the applicable Equity Award agreement, the Equity Award will vest as to 100% of the “Baseline Number of Restricted Stock Units” or “Baseline Number of Performance Units” (as defined in the Company’s grant agreements) or the equivalent measure of the number of units or shares that vest at 100% of target levels of achievement under the relevant Equity Award. Except otherwise provided in the applicable Equity Award agreement, shares owed upon such vesting (and exercise if applicable) of Equity Awards will be issued to you as promptly as practicable and no more than 30 days after they become issuable (whether through the vesting acceleration alone or upon an exercise of options following such vesting acceleration). Notwithstanding the foregoing, to the extent that the payment or settlement of an Equity Award is subject to Section 409A, the Equity Award will be paid or settled in a manner that will meet the requirements of Section 409A such that the payment or settlement will not be subject to the additional tax or interest applicable under Section 409A.

d.    Outplacement Services. Reasonable outplacement services in accordance with any applicable Company policy in effect as of the Termination Date (or if no such policy is in effect, as determined by the Company, in its sole discretion.

4.      Termination Benefits Requirement. Payments described in Section 3 above are conditioned on (i) your execution and nonrevocation of the Release of Claims set forth on Appendix A hereto (the “Release”) no later than the 60th day following the Termination Date (the “Release Deadline”), and (ii) your continued compliance with the restrictive covenants set forth under any confidentiality, proprietary information and inventions agreement and such other appropriate agreement between you and the Company. If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to the benefits set forth in Section 3, and in no event will such benefits be paid or provided until the Release becomes effective and irrevocable.

5.      Timing of Benefits. Provided that the Release becomes effective and irrevocable by the Release Deadline and subject to Section 7(c) below, the payments and benefits set forth in Section 3 will be paid (or in the case of payments and benefits scheduled to be paid in installments, will commence) no later than the first Company payroll date that is at least fourteen (14) days following the date in which the Release of Claims becomes effective and enforceable (such payment date, the “Severance Start Date”), and any payments or benefits otherwise payable to you during the period immediately following the Termination Date through the Severance Start Date will be paid in a lump sum to you on the Severance Start Date, with any remaining payments to be made as provided in this Agreement.

6.      Definitions.

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a.      “Cause” for purposes of this Agreement will mean (i) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (ii) your (a) engagement in material dishonesty, willful misconduct, or gross negligence-in each case in connection with your position at the Company; (b) breach of any confidentiality, invention assignment, non-disclosure, or non-solicitation agreement entered into between you and the Company; (c) material violation of a written Company policy or procedure that has been provided to you, which violation causes substantial injury to the Company; or (d) willful refusal to perform your assigned duties to the Company, following written notice of such refusal by the Company and a period of fifteen (15) days to cure the same and your failure to cure during such time period. No act or omission will be considered “willful” if such act or omission was done, or not done, in the reasonable, good-faith belief that such act or omission was in the best interests of the Company or upon the advice of counsel to the Company.

b.      “COBRA” will mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

c.      “Section 409A” will mean Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.

d.      “Section 409A Limit” will mean two (2) times the lesser of: (i) the your annualized compensation based upon the annual rate of pay paid to you during the taxable year preceding the taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the your employment is terminated.

7.      General Provisions.

a.      Calculation of Base Salary Payments. For clarity, any payments provided for herein that are based on annual base salary will be calculated without giving effect to any temporary reduction in base salary imposed by the Company or agreed to by you in connection with any global pandemic or comparable global or U.S. emergency that threatens the Company’s economic position.

b.      CIC Plan; Exclusive Benefits. For the avoidance of doubt, the terms of this Agreement shall not supersede the Company’s 2020 Change of Control and Severance Plan and your related participation agreement (collectively, the “CIC Plan”), and the CIC Plan shall remain in effect pursuant to the terms and conditions thereunder; provided, however, that the provisions of this Agreement shall not result in the duplication of any payments or benefits that may be payable to you under the CIC Plan. Except as otherwise provided in this Section 7(b) with respect to the CIC Plan, (A) the payments and benefits provided under this Agreement will be the exclusive benefit for you related to your termination of employment and/or retirement and will supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment agreement and/or severance agreement, and (B) if you were otherwise eligible to participate in any other Company severance plan (whether or not subject to ERISA), this Agreement will supersede and replace eligibility in such other plan.

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c.      Taxes; Section 409A Compliance.

i.      The Company will withhold from any payments or benefits under this Agreement all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

ii.      Notwithstanding anything to the contrary in this Agreement, no payments or benefits to be paid or provided to you, if any, under this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or provided until you experience a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, under this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A 1(b)(9) will be payable until you experience a “separation from service” within the meaning of Section 409A.

iii.      It is intended that none of the severance payments or benefits under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described below or resulting from an involuntary separation from service as described in below. In no event will you have discretion to determine the taxable year of payment of any Deferred Payment.

iv.      Notwithstanding anything to the contrary in this Agreement, if you are deemed a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the your separation from service, will become payable on the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service, but before the six-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A- 2(b)(2) of the Treasury Regulations.

v.      For purposes of this Section 7, (A) any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments; and (B) any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments.

vi.      The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to amend this Agreement as it

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deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of benefits under this Agreement or imposition of any additional tax. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Section 409A.

d.  Successors and Assigns. The provisions of this Agreement will be binding upon your heirs, executors, administrators, legal representatives and assigns. The Company’s rights under this Agreement may, without your consent, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. You may not assign any of your rights and/or obligations under this Agreement without the prior written consent of the Company, and any such attempted assignment without the prior written consent of the Company will be void. A failure of any of the parties to insist on strict compliance with any provision of this Agreement will not be deemed a waiver of such provision or any other provision hereof.

e.      Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to any conflicts of laws that would result in the application of the laws of any other jurisdiction.

f.    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together will be deemed to constitute one and the same original. Each party hereto confirms that any facsimile copy of such party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

g.  Entire Agreement; Severability. This Agreement constitutes the entire agreement between the Company and you concerning the subject matter hereof and may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by you and the Company. If any provision of this Agreement is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Agreement, and the Agreement will be construed and enforced as if such provision had not been included.

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Please indicate your understanding and acceptance of this Agreement by executing your signature below. By your signature below, you and the Company agree that your entitlement to any severance payments or benefits upon your termination of employment is governed by this Agreement.

Very truly yours,

STANDARD BIOTOOLS INC.

/s/ Betsy Jensen
By: Betsy Jensen
Title: CHRO

I hereby accept the terms of this Agreement

And agree to abide by the provisions hereof:

/s/ Vikram Jog
By: Vikram Jog

[Signature Page to Jog Letter Agreement]

Appendix A

Release of Claims

Further to the letter agreement dated May 10, 2023, from Standard BioTools (the “Company”) to me (the “Severance Agreement”) referencing this Release of Claims (this “Release Agreement”), I, the undersigned Vikram Jog, hereby agree as follows:

1.      CONSIDERATION. Pursuant to the Severance Agreement, this Release Agreement is given in exchange for payments and benefits described in Section 3 of the Severance Agreement. I understand that these are additional benefits for which I am not eligible unless I elect to sign this Release Agreement, and that if I do not sign this Release Agreement on or before the deadline for such signature as specified herein, I will lose my eligibility for such severance benefits. I further understand that my participation in all benefits and incidents of employment, including, but not limited to, vesting in equity grants, and the accrual of bonuses, commissions, vacation, and paid time off, ceased as of the Termination Date (defined below). I agree that this Release Agreement is not given in return for the payment of any wages undisputedly due or owing. I also understand and agree that I will not be entitled to such benefits if I am not employed through the date specified by the Company for termination of my employment (the “Termination Date”) or if I commence employment elsewhere within the Company or with an affiliated or related company or receive an offer of employment with a successor to the Company or any of its affiliated or related companies prior to receiving such consideration. I acknowledge and represent that, other than the consideration set forth in this Section 1, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to me.

2.      TIMING OF PAYMENT OF SEVERANCE. I understand that the payments and benefits described in Section 3 of the Severance Agreement will be payable in accordance with the Company’s standard payroll practices in equal installments commencing no later than the first payroll date that is at least fourteen (14) days after this Release Agreement becomes effective and enforceable (as described in Section 5 below). The initial severance payment will include a catch- up payment for the full amount that would have been paid for any payroll periods that occurred from the Termination Date through such initial payment date had the Release Agreement been effective on the Termination Date.

3.      PROPRIETARY INFORMATION OBLIGATIONS. I acknowledge and reaffirm my continuing obligations under my Employment, Confidential Information and Invention Assignment Agreement, a copy of which will be provided at a future date as Schedule A. My signature below constitutes my certification under penalty of perjury that I have returned all documents and other items provided to me by the Company (with the exception of a copy of the employee handbook and personnel documents specifically relating to my employment),

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developed or obtained by me in connection with my employment with the Company, or otherwise belonging to the Company.

4.      RELEASED CLAIMS. Except as outlined under Protected Rights (defined below), in exchange for the above considerations, I, on behalf of my heirs, spouse and assigns, hereby completely release and forever discharge the Company, its past, present and future parent companies, subsidiaries, affiliates, partners, members, managers, trustees (in their official and individual capacities), employee benefit plans and their fiduciaries (in their official and individual capacities), related entities, and each of their past, present and future agents, officers, directors, shareholders, employees, attorneys, insurers, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to the date of my signing this Release Agreement, to the fullest extent allowed by law, including but not limited to any claims arising out of my offer of employment, my employment or termination of my employment with the Company, my right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law, and any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits. The matters released include, but are not limited to, any claims under federal, state or local laws, including claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA” as amended by the Older Workers’ Benefit Protection Act (“OWBPA”), the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes- Oxley Act of 2002, the Immigration Reform and Control Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act and the California Fair Employment and Housing Act, each as amended and any common law tort, contract or statutory claims, and any claims for attorneys’ fees and costs. I understand and agree that with the exception of excluded Protected Rights claims, this Release Agreement extinguishes all claims, whether known or unknown, foreseen or unforeseen.

I acknowledge and represent that I have no lawsuits, claims or actions pending in my name, or on behalf of myself or any other person or entity, against the Released Parties. I agree that I will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any actual or potential claim or cause of action of any kind against the Released Parties and I will not induce or encourage any person or entity to do so, unless compelled or authorized to do so by law or as related directly to the ADEA waiver in this Release Agreement. Notwithstanding the foregoing, I understand and agree that I retain the right to file a charge with the Equal Employment Opportunity Commission

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(the “EEOC”) and equivalent state and local agencies, and to cooperate with investigations by any such agencies. I agree that this Release Agreement may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by me, my descendants, dependents, heirs, executors, administrators or permitted assigns.

I acknowledge and represent that I have not suffered any discrimination or harassment by the Company or any of the Released Parties on account of race, gender, age, national origin, religion, marital or registered domestic partner status, sexual orientation, disability, veteran status, medical condition or any other characteristic protected by law. I acknowledge and represent that I have not been denied any leave, benefits or rights to which I have been entitled to under any federal or state law, and that I have not suffered any job-related wrongs or injuries for which I might be entitled to compensation or relief.

The provisions of this Release Agreement shall be binding upon my heirs, executors, administrators, legal representatives and assigns. A failure of any of the Released Parties to insist on strict compliance with any provision of this Release Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release Agreement shall remain valid and binding upon me and the Released Parties. For the avoidance of doubt, each of the Released Parties shall be a third-party beneficiary to this Release Agreement and shall be entitled to enforce this Release Agreement in accordance with its terms.

5.      TIMING TO CONSIDER, SIGN, AND REVOKE RELEASE. I acknowledge that I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this release is knowing and voluntary. I further acknowledge that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Release Effective Date of this Release Agreement (as defined below) and that the consideration provided for this waiver and release is in addition to anything of value to which I was already entitled. I have been informed by the Company that I should consult with an attorney before signing this Release Agreement, if I wish, at my own expense, and have been given at least five (5) business days prior to signing this Release Agreement to do so. I acknowledge that I have been advised that I have forty-five (45) days from the date of receipt of this Release Agreement to consider all the provisions of this Release Agreement and to the extent that I sign this Release Agreement prior to the expiration of such period and return it to the Company’s Human Resources Department I hereby knowingly and voluntarily waive the remaining portion of such forty-five (45) day period, provided that I must deliver the signed Release Agreement no earlier than the end of my work day on my Termination Date.

Once this signed Release Agreement is returned to Betsy Jensen, Chief Human Resources Officer, betsy.jensen@standardbio.com, I can revoke it by notifying Betsy Jensen, Chief Human Resources Officer in writing via hand delivery, email or fax no later than seven (7) calendar days following my execution of this Release Agreement. The Company and I agree that any later agreed-upon changes to this Agreement, whether material or immaterial, do not restart the running

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of the 45-day period. This Release Agreement shall not become effective or enforceable until such revocation period has expired.

6.      DIFFERENCE IN FACTS. I expressly waive any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

I fully understand that, if any fact with respect to any matter covered by this Release Agreement is found hereafter to be other than or different from the facts now believed by me to be true, I expressly accept and assume that this Release Agreement shall be and remain effective, notwithstanding such difference in the facts.

7.      ENFORCEMENT. I understand and agree that if I breach any term in this Release Agreement, the Company may stop any payments or benefits otherwise owing hereunder and may seek additional relief or remedy as permitted by law. I also understand and agree that if any suit, affirmative defense, or counterclaim is brought to enforce the provisions of this Release Agreement, with the exception of Protected Rights claims, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.

8.      NO ADMISSION OF LIABILITY. I understand and agree that this Release Agreement shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either myself or the Company.

9.      AGREEMENT NOT TO SUE; NON-DISPARAGEMENT. I agree not to pursue any action nor seek damages or any other remedies for any released claims. I agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice. I agree not to disparage, defame, or otherwise make, endorse, publicize or circulate to any person or entity, any statement or remark that can reasonably be construed as disparaging to the Company, or make any statement concerning any of them which in any way could harm or interfere with the Company’s business or personal interests or reputation. Notwithstanding the foregoing, I understand that I may respond accurately and fully to any question, inquiry or request for information when required by legal process. I understand this provision does not in any way limit my right to file a charge with the EEOC or equivalent state or local agencies, or to cooperate with investigations by any federal, state or local agencies. I also understand that nothing in this agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

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10.      CONFIDENTIALITY. I further acknowledge that during my employment, I may have obtained confidential, proprietary and trade secret information, including information relating to the Company’s products, plans, designs and other valuable confidential information. Except as provided under the Protected Rights section below, I agree not to use or disclose any such confidential information unless required by subpoena or court order and that I will first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so. I will further agree that, except as provided under the Protected Rights section below or unless required to do so by law, I will not disclose voluntarily or allow anyone else to disclose either the existence, reason for or contents of this Release Agreement without the prior written consent of the Company.

Notwithstanding this provision, I am authorized to disclose this Release Agreement to my spouse, attorneys and tax advisors on a “need to know” basis, on the condition that they agree to hold the terms of the Release Agreement, including the severance payment(s), in strictest confidence. I am further authorized to make appropriate disclosures in response to a subpoena, provided that I notify the Company in writing of such legal obligations to disclose at least five (5) business days in advance of disclosure. No such notice, however, is required if I make disclosure of confidential information of this Release Agreement in the process of exercising my right or ability to file a charge or claim or communicate or cooperate with any federal, state or local agency, including providing documents or other information as set forth under the Protected Rights section below.

11.      PROTECTED RIGHTS. I understand this Release Agreement does not release any claims that cannot be released as a matter of law, including any right I may have to unemployment compensation benefits. I further understand no provision in this Release Agreement, including Sections 4, 9, and 11, is intended to or shall limit, prevent, impede or interfere with my non- waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company’s past or future conduct, or engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government- administered whistleblower award program for providing information directly to a government agency or as otherwise permitted by law.

I also understand that pursuant to the Defend Trade Secrets Act of 2016, I shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, I understand employees may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, I understand an employee who files a lawsuit alleging retaliation by a company for reporting a suspected violation of the law may disclose the trade secret to the attorney of the employee and use the trade secret in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Further, I understand that claims challenging the validity of this Release Agreement under the ADEA as amended by the OWBPA are not released.

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12.      TAXES. I understand and agree to the withholding by the Company of taxes from amounts payable under the Severance Agreement as required by law, and that I will be solely responsible for the payment of all income and other taxes due or that may become due (with the sole exception of FICA contributions) because of the consideration received by me as described in the Severance Agreement, including but not limited to those imposed by federal, state, county and municipal jurisdictions. I further agree to indemnify and hold the Company harmless against any taxes, interest, penalties, or other charges assessed in connection with the consideration described herein.

I understand and agree with the Company that: (i) It is intended that this Release Agreement, the Severance Agreement and any severance benefits contemplated comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A, (ii) each payment and benefit to be paid or provided is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and (iii) all payments hereunder will be made no later than [ ].1 Notwithstanding any provision of this Release Agreement to the contrary, to the extent that the Company, in its sole discretion, determines that any payments or benefits hereunder may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, I and the Company will work together to adopt such amendments to this Release Agreement, the Severance Agreement or take such other actions that the Company determines are necessary or appropriate to (A) exempt the compensation and benefits payable under the Severance Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (B) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this paragraph shall not create any obligation on the part of the Company to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

13.      ENTIRE AGREEMENT. This Release Agreement, pursuant to the Severance Agreement, constitutes the entire agreement between me and the Company with respect to any matters referred to in this Release Agreement. This Release Agreement together with the Severance Agreement supersedes any and all of the other agreements between myself and the Company, except for my Employment, Confidential Information and Invention Assignment Agreement, attached hereto, which remains in full force and effect, unless a provision therein is expressly contradicted in this Release Agreement. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Release Agreement should be implied or are binding. I am not relying upon any other agreement, representation, statement, omission, understanding, or course of conduct which is not expressly set forth in this Release Agreement.

14.      GOVERNING LAW, FORUM AND SEVERABILITY. The terms and conditions of this Release Agreement will be interpreted and construed in accordance with the laws of California and federal law. I further agree that if a claim for enforcement of this Release Agreement and/or the Severance Agreement is brought that I consent to the jurisdiction of San

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Mateo County, California or Northern District of California federal court. I also agree that if any provision of this Release Agreement is deemed invalid, the remaining provisions will still be given full force and effect.

15.      KNOWING AND VOLUNTARY RELEASE. I have read this Release Agreement and understand all of its terms. Prior to execution of this Release Agreement, I have apprised myself of sufficient relevant information in order that I might intelligently exercise my own judgment. I further acknowledge and agree that this Release Agreement is executed voluntarily and with full knowledge of its legal significance. I confirm I have been given forty-five (45) days to consider whether or not to enter into this Release Agreement (although I may elect not to use the full 45-day period at my option)

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ACCEPTANCE OF RELEASE

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THE RELEASE AGREEMENT IN EXCHANGE FOR THE ADDITIONAL SEVERANCE TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

Deliver your signature below to the Company on or after your Termination Date. Do not execute this Release Agreement before your actual Termination Date.

Dated: __________________
Vikram Jog

STANDARD BIOTOOLS INC.

Dated: __________________
By: Betsy Jensen
Title: CHRO

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Schedule A

Employment, Confidential Information and Invention Assignment Agreement

(to be attached at future date)